EXHIBIT 10.4
JPMORGAN CHASE & CO.
2005 DEFERRED COMPENSATION PLAN
Effective January 1, 2005
PREAMBLE
     Effective January 1, 2005, JPMorgan Chase & Co (“Company”) hereby establishes the JPMorgan Chase & Co. 2005 Deferred Compensation Plan (“Plan”). The purpose of the Plan is to provide Participants with an opportunity to defer payment of a portion their compensation as a means of saving for their retirement or other purposes.
     The Plan applies to deferrals or vesting of deferrals that occur on or after January 1, 2005. Until final Treasury Regulations are promulgated under Section 409A of the Code, the Plan shall be interpreted and operated in good faith compliance with Section 409A and Internal Revenue Service Notice 2005-1.
     At all times, this Plan is entirely unfunded, both for tax purposes and for purposes of Title I of ERISA. This Plan is maintained primarily for the purpose of providing non-qualified deferred compensation for a select group of eligible management and highly compensated employees and is not a qualified plan within the meaning of Section 401(a) of the Code. Further, the Plan is not subject to any of the ERISA provisions regarding participation, vesting, funding or fiduciary responsibility.
     Vested amounts deferred under the JPMorgan Chase Deferred Compensation Program prior to January 1, 2005 (“Prior Program”), as well as investment experience thereon, are separately accounted for and remain subject to the terms and conditions of that Program as in effect on that date. No change to the operations or terms of the Program occurred after October 3, 2004 (other than with respect to Investment Options to be offered in calendar year 2006).
ARTICLE l — DEFINITIONS
When the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him” shall refer to a Participant or a Beneficiary of a Participant, as the case may be, unless the context otherwise requires, the capitalized terms shall have the following meanings:
     1.1 “Account” means the bookkeeping account established by the Company with respect to a Participant under Article IV of the Plan. Such Account shall be credited with Deferred Amounts, including investment experience thereon, in accordance with the Participant’s Deferral Election and any investment experience from Deemed Investments.
     1.2 “Administrator” means the individual holding the title “Compensation and Benefits Executive” of the Company or such other individual designated by the Committee, who shall be responsible for those functions assigned to him under the Plan; provided that the term “Administrator” shall mean the Committee with respect to any discretionary act hereunder which affects any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.
     1.3 “Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b)of the Code). This would include the Company, any trade or business (whether or not incorporated) under common control with the Company (within the meaning of Section 414(c) of the Code), any organization that is part of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company and any other entity required to be aggregated with the Company pursuant to the regulations under Section 414(o) of the Code.
     1.4 “Allocation/Transfer Election” means an election by a Participant in accordance with the provisions of Article V of the Plan as to the allocation, reallocation or the transfer of the Participant’s future deferrals and/or existing Account balances among the Investment Options.
     1.5 “Allocation/Transfer Election Form” means such form or other designated means by which the Participant makes an Allocation Election. Such “other designated means” may include, but not be limited to, interactive voice response, internet, intranet and other electronic means.
     1.6 “Bank” means JPMorgan Chase Bank National Association.
     1.7 “Beneficiary” or “Beneficiaries” means, with respect to a Participant, any natural person(s), estate or trust(s) designated by the Participant on the form provided by the Administrator to receive the benefits specified under the Plan in the event of the Participant’s death. The Participant’s estate shall be the Beneficiary if: (i) the Participant has not designated any natural person(s) or trust(s) as Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant. Designations made under the Program or under Bank One Corporation Deferred Compensation Plan shall apply to amounts deferred under the Plan until a new designation is filed.
     1.8 “Board” shall mean the Board of Directors of the Company; provided that any action taken by a duly authorized committee of the Board of Directors within the scope of authority delegated to it by the Board shall be considered an action of the Board of Directors for the purpose of this Plan.
     1.9 “Bonus” means the annual incentive compensation payable in the form of an annual cash bonus pursuant to a calendar year performance program, including any Performance-Based Bonus but before reduction for taxes and any other amounts as the Administrator may specify.
     1.10 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, as well as regulations promulgated thereunder.

     1.11 “Commissions” mean base salary and commissions and production overrides paid to a Participant during the 12 month period commencing January 1, 2005 and ending December 31, 2005 and thereafter the 12 month period commencing April 1 of each following calendar year and ending March 31 of the next following calendar, but before reduction for (i) taxes, (ii) any before-tax contributions made on the Participant’s behalf under any tax-qualified employee benefit plans established by the Company and (iii) any amount not included in the Participant’s income pursuant to Section 125, 129, or 132 of the Code.
     1.12 “Committee” means the Compensation and Management Development Committee of the Board.
     1.13 “Deemed Investment” or “Deemed Invested” means the notional conversion of the balance held in a Participant’s Account into shares or units of the Investment Options that are used as measuring devices for determining the value of a Participant’s Account.
     1.14 “Deferral Election” means an election by a Participant to defer a portion of the Participant’s Commissions, Bonus and/or Other Compensation in accordance with Article III of the Plan.
     1.15 “Deferral Election Form” means such form or other designated means by which a Participant elects the amount of Commissions, Bonus and/or Other Compensation to defer (in dollar amount or percentage). Such “other designated means” may include, but not be limited to, an offer letter, interactive voice response, internet, intranet, and other electronic means.
     1.16 “Deferred Amounts” means, with respect to a Participant, the Commissions, Bonus and Other Compensation amounts that the Participant has elected to defer under the Plan.
     1.17 “Distribution Election” means elections by the Participant made at the same time as his/her Deferral Election (i) as to the form of payment of the Deferred Amount (including investment experience thereon) subject to the Deferral Election and (ii) date(s) when such payments shall commence.
     1.18 “Distribution Election Form” means such form or other designated means by which a Participant makes a Distribution Election. Such other “designated means” may include, but not be limited to, an offer letter, interactive voice response, internet, intranet, and other electronic means.
     1.19 “DSIB” means the Deferred Supplemental Income Benefit Investment Option, which was only available for Deferred Amounts attributable to deferrals credited to such Deemed Investment in January 2005. See Appendix B for a full description of this Deemed Investment.
     1.20 “Disability” or “Disabled” means a Separation from Service by reason of a condition that prevents a participant from engaging in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant will be found to be Disabled if he or she receives a determination by the Social Security Administration or an insurance company using the foregoing definition that he or she is disabled.
By way of further clarification, Disability as used in this Plan is not a distribution event absent a Separation from Service.
     1.21 “Distribution Date” means, other than the Initial Distribution Date, January of a calendar year.
     1.22 “Eligible Employee” means an Employee who is designated by the Administrator as eligible to participate in the Plan in accordance with Section II hereof.
     1.23 “Employee” means an individual whose employment classification is that of a regular full-time employee and who is on a United States payroll of a Participating Company.
     1.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, as well as regulations promulgated thereunder.
     1.25 “FICA Amount” means Federal Insurance Contributions Act tax imposed under Section 3101, Section 3121(a) and Section 3121(v)(2) of the Code, where applicable, on Deferred Amounts.
     1.26 “Initial Distribution Date” means the January or July following the calendar year in which a Separation from Service occurs with respect to a Participant who:
•	did not made a Distribution Election with respect to a Deferred Amount,

•	elected a lump sum following Separation from Service with respect to a Deferred Amount,

•	is subject to automatic distribution rules of Section 7.7(a) with respect to a Deferred Amount, including investment experience, or

•	made a Distribution Election of a specific year that immediately precedes the calendar year of the Participant’s Separation from Service.
The specific Initial Distribution Date of a Participant who has a Separation from Service in any calendar year
•	between January 1 through June 30th is January of the following calendar year and

•	between July 1 and December 31st is July of the following calendar year.
     1.27 “Investment Options” mean the securities or other investments as may be provided, from time to time, under the Plan, from which a Participant may select to be used as measuring devices to determine the Deemed Investment earnings or losses of the Participant’s Account. A Participant shall have no real or beneficial ownership in the security or other investment represented by the Investment Options.

     1.28 “Job Elimination” means a Separation from Service pursuant to which the Participant receives the payment of severance from the Company or an Affiliate. It also includes those Separations from Service resulting from the sale of a business where employment of the Participant continues with the purchaser of business even though there is no payment of severance.
     1.29 “Other Compensation” means compensation to which an Employee has a legal binding right within the meaning Section 409A of the Code and which is payable in a future calendar year. Other Compensation may include awards of restricted stock units and dividends thereon that are subject to a substantial risk of forfeiture as defined by Section 409A of the Code. It may also include Deferral Elections and Distribution Elections set forth in letters offering employment; provided that the Employee does not have a legally binding right to such amounts prior to accepting such offer of employment.
     1.30 “Participant” means an Eligible Employee who has elected to make Commission and/or Bonus deferrals in accordance with the Plan.
     1.31 “Participating Employer” means the Company and any Affiliate that has been authorized by the Administrator to have its Employees eligible to participate in the Plan.
     1.32 “Performance-Based Bonus” means any performance-based Bonus that meets the requirements of Section 409A of the Code with respect to performance-based compensation based on services performed over a period of at least twelve months.
     1.33 “Plan” means this JPMorgan Chase & Co. 2005 Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter. In employee communications, it is referred to as the Voluntary Bonus Deferral Plan and/or Voluntary Compensation Deferral Plan.
     1.34 “Plan Year” means the twelve-month period beginning each January 1 and ending each December 31 with respect to Bonus deferrals and means the twelve-month period beginning January 1, 2005 and ending December 31, 2005 with respect to Commissions and thereafter each April 1st of a calendar year through March 31st of the following calendar year.
     1.35 “Prior Program” means the JPMorgan Chase Deferred Compensation Program as in effect through December 31, 2004 with respect to amount deferred and vested on or prior to December 31, 2004.
     1.36 “Retirement” means a Separation from Service after attaining age 55 with at least 15 years of cumulative service (as defined by JPMorgan Chase Retirement Plan), of which at least the last five years of service preceding the Separation from Service are continuous.
     1.37 “Separation from Service” means a Participant’s separation from service with the Company or any Affiliate for any reason. For purposes of a good faith compliance with Section 409A of the Code and Notice 2005-1, it means a termination of employment until final Treasury Regulations are issued.
     1.38 “Specified Employee” means a “specified employee” as defined in Section 409A (a)(2)(B)(i) of the Code as determined in accordance with the regulations promulgated under the Code. For this purpose, the designated period for determining a whether a Participant is a Specified Employee for the next succeeding period shall be each calendar year.
     1.39 “2005 Deferred Amount” means, for purposes of Article VI, any vested amount credited to a Participant’s Account with respect to Bonus, Commissions and Other Compensation deferred during calendar year 2005, including investment experience thereon; provided that the investment experience for any 2005 Deferred Amount treated as if invested in DSIB and the Private Equity Investment Options shall be the rate of return of the Short-Term Investment Option and the investment experience for the Multi-Strategy Investment Option shall be credited through October 31, 2005.
     1.40 “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Cole); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     1.41 “Valuation Date” means any date specified by the Administrator with respect to valuing an Account of a Participant.

ARTICLE II—PARTICIPATION
     2.1 Eligibility. An Employee shall be eligible to participate in the Plan for any Plan Year only if such Employee is
•	designated by the Administrator or his delegatee as an officer and/or other key employee of a Participating Company, and

•	notified in writing by the Administrator or his delegatee that he or she is eligible to participate in the Plan.
     2.2 Participant. An Eligible Employee shall become a Participant on the last business day of any enrollment period (or other period specified by Article III) if he or she makes a Deferral Election in accordance with Article III. With respect to amounts not subject to an annual enrollment period, he or she shall become a Participant when the Deferral Election is irrevocable.
ARTICLE III—DEFERRAL AND DISTRIBUTION ELECTIONS
     3.1 Timing of Deferral
          (a) General Rule. An Eligible Employee for any Plan Year may make a Deferral Election by completing and submitting a Deferral Election Form during the annual enrollment period established by the Administrator with respect to Bonuses and Commissions; provided that in the case of the first Plan Year in which an Employee becomes an Eligible Employee in accordance with Article II, such Deferral Election may be made with respect to services to be performed subsequent to the Deferral Election within thirty (30) days after the Employee becomes an Eligible Employee; provided further that with respect to Other Compensation, the Deferral Election Form shall be submitted and returned in accordance with the period established by the Administrator and as provided in Section 3.1 (d) below.
          (b) Commission Deferrals. With respect to Commissions to be earned in any Plan Year, a Participant may make a Deferral Election during the enrollment period which shall occur on or before December 31st of the year prior to the Plan Year to which the Deferral Election relates.
          (c) Bonus Deferrals. A Participant may elect to defer a portion of any Bonus amounts to be earned in a performance year by completing and submitting a Deferral Election Form during an annual enrollment period which shall occur no later than December 31st prior to the calendar year to which the Deferral Election relates; provided that if the Administrator determines that a Bonus is a Performance Based Bonus, a Participant may elect to defer a portion of any Performance-Based Bonus by making a Deferral Election during the enrollment period which shall occur at least six months prior to the end of the performance period to which such Performance-Based Bonus relates. Notwithstanding the foregoing, with respect to a Bonus earned in the 2004 performance year, a Participant may be permitted to make a later enrollment election in good faith reliance on Internal Revenue Service Notice 2005-1.
          (d) Other Compensation Deferrals. The Plan Administrator in his discretion may permit an Eligible Employee who has been awarded Other Compensation to make an election to defer such Other Compensation which election shall occur no later than the 30th day after the Eligible Employee obtains the legally binding right to the Other Compensation; provided that such election shall be made at least 12 months in advance of the earliest date at which a substantial risk of forfeiture within the meaning of Section 409A of the Code could lapse; provided further that prior to having a legally binding right to Other Compensation, a Participant may elect to defer all or a portion of such amount. With respect to Other Compensation awarded in the form of restricted stock units for performance year 2004, Eligible Employees shall be permitted to make an election on or before March 15, 2005 to defer either the dividend equivalents associated with such units or the units themselves in good faith reliance on Internal Revenue Service Notice 2005-1.
     3.2 Amount of Deferrals.
          (a) Commissions. A Participant may elect to defer a percentage of his/her Commissions with respect to the Plan Year to which the Deferral Election relates in whole percentages only. The Administrator may specify the maximum and minimum percentage or amount that the Participant may defer with respect to a Plan Year, which may be different as among Participants.
          (b) Bonus. A Participant may elect to defer a (i) percentage (in whole percentages only), (ii) a dollar amount or (iii) such combination of a dollar amount and percentage (as the Administrator may specify) of the Participant’s Bonus with respect to the calendar year to which the Deferral Election relates. The Administrator may specify a minimum amount or maximum amount that a Participant may defer for any Plan Year; provided that if the percentage (or combination dollar amount and percentage elected) would result in a deferral of an amount less than the minimum amount or more than the maximum annual amount, the Deferral Election shall not be effective for the Plan Year to the extent that it is less than minimum amount or to the extent of the excess over the maximum annual amount; provided, further, that with respect to a newly eligible employee, any portion of a Bonus attributable to services rendered after date of eligibility shall be the maximum amount deferral hereunder. See Appendices A and C for the maximum and minimums applicable to 2005 and 2006.
          (c) Other Compensation. A Participant may elect to defer a percentage or dollar amount of his/her Other Compensation to which the Deferral Election relates. The Administrator may specify the minimum and maximum dollar amount that a Participant may defer.
          (d) Adjustment for Taxes. In the event that a Participant’s Deferral Election results in insufficient non-deferred compensation from which the Company may withhold taxes (or such amount that is required to be deducted), the Participant’s Deferral Election shall be reduced by the amount necessary to allow the Company to satisfy such withholding requirements, unless acceptable other arrangements are made for the payment of such taxes or other amounts.
          (e) Maximum Deferral. The Administrator may specify an aggregate maximum amount that can be deferred by any Participant under the Plan. Commencing with calendar year 2006, the maximum aggregate Deferred Amounts of any Participant shall be $10 million. A

Participant’s Deferral Election for any calendar year shall be reduced, when it combined with other previous Deferred Amounts, exceeds $10 million. See Sections 3.2(b) and (c) regarding reductions in a Deferred Amount when an annual maximum is exceeded.
     3.3 Distribution Elections
          (a) Form of Payment. At the same time that a Participant makes a Deferral Election, the Participant may make a Distribution Election on a Distribution Election Form as to the form of payment. Such Participant may elect to receive the Deferred Amount (including investment experience) subject to the Deferral Election either in a lump sum or in up to 15 annual installments.
          (b) Date of Distribution. At same time that a Participant makes a Deferral Election, the Participant may make a Distribution Election on a Distribution Election Form as to when the Deferred Amount (including investment experience) subject to the Deferral Election is to be distributed. Such Participant may elect to commence receiving such amount either following a Separation from Service and/or in January of a specific year. If a specific year is elected, such year shall not be earlier than the second anniversary following date that the Deferred Amount is credited to the Participant’s Account nor with respect to the DSIB Investment Option later than the than the Participant’s sixty-five birthday. See Appendix B.
          (c) Changes in Form and Date of Distribution. The Administrator, in his or her discretion, may permit a particular Participant to change the form and time of distribution in accordance with Section 409A (a)(4) of the Code and Proposed Regulations, as well as final Regulations when issued.
          (d) Special Limitations On Distributions of Certain Investment Options. Notwithstanding Sections 3.3 (a) and (b) or any Distribution Election to the contrary, the following applies:
          (i) Deferred Amounts treated as invested in the DSIB Investment Option shall be paid in 15 installments and shall only be distributed following a Separation from Service. If a Participant has selected a specific year to commence distribution of the DSIB Investment Option and is employed on such date by the Company or one of its Affiliates, then such amounts shall be payable following a Separation from Service on an Initial Distribution Date and in annual installments on each subsequent Distribution Date. If Participant has incurred a Separation from Service and has selected a date of distribution beyond his/her sixty fifth birthday, the election shall be disregarded; and the first installment shall commence on the later of the Initial Distribution Date or the Distribution Date, following the Participant’s sixty fifth birthday and in annual installments thereafter on each subsequent Distribution Date. See Appendices B and D.
          (ii) Because the calculation of any investment experience allocated to a Participant’s Account with respect to the Private Equity Investment Option following a Separation from Service is not administratively practicable within the meaning Treasury Proposed Regulation 1.409-A3, it shall be distributed to the Participant (except in the case of a Specified Employee) within 60 days following the date of such allocation. In the case of a Specified Employee, such Participant shall not receive any distribution until six months have elapsed from the date of the Separation from Service.
          (e) Failure to Make A Distribution Election. Unless Section 3.3 (c) applies, if a Participant fails to make a Distribution Election with respect to any Deferred Amount for a particular Plan Year, the Participant shall receive the Participant’s Account balance attributable to that Deferred Amount in a lump sum on the Initial Distribution Date applicable to that Participant; except as provided above with respect to Deferred Amounts treated as invested in DSIB and Private Equity Investment Options.
     3.4 Effective Date and Irrevocability. Unless the Administrator otherwise determines or Section 3.2 applies with respect to minimum/maximum deferrals, a Deferral Election and Distribution Election shall become effective upon the last business day of the enrollment period with respect to the Plan Year to which they relate, or in the case of Other Compensation as of the date that such Deferral and Distribution Election are received. With respect to Bonus and Commissions, a Deferral Election shall be effective for the Plan Year to which it relates and shall expire at the end of such Plan Year. A Deferral Election and Distribution Election shall be irrevocable when they becomes effective and may not be modified, except in the case of the 2005 Deferred Amount as provided in Article VI, in the event of an Unforeseeable Emergency as provided in Article VII or a subsequent election as provided in Section 3.3(c).
     3.5 Mandatory Deferrals. Nothing in this Plan should be construed from prohibiting the Company from imposing a mandatory deferral; provided that such deferral and distribution thereof complies with the requirements of Section 409A of the Code.
ARTICLE IV—PARTICIPANT ACCOUNTS
The Company shall establish an Account with respect to each Participant. The Company shall credit a Participant’s Deferred Amounts to his Account in accordance with the Participant’s Deferral Election Form. The Company shall credit the Deferred Amounts to the Participant’s Account as of the date on which the amounts would have been paid by the Company or other such other date as may be specified with respect Other Compensation, unless otherwise determined by the Administrator.
ARTICLE V—INVESTMENT ACCOUNTS
     5.1 Allocation/Transfer Election. A Participant shall elect Investment Options to be used to determine the value of a Participant’s Account. A Participant shall use the Allocation/Transfer Election to specify his/her allocations/transfers among the Investment Options. In the event that the Participant fails to make an Allocation/Transfer Election with respect to a Deferred Amount or with respect to a credit from the Private Equity Investment while a Participant is employed by the Company or one of its Affiliates, such Deferred Amount shall be automatically treated as allocated or transferred to the Short-Term Investment Option, unless the Administrator otherwise directs.
     5. 2 Continuation of Investment Election. With respect to Commissions, an Allocation/Transfer Election submitted by a Participant during the annual enrollment shall be a continuing Allocation Election with respect to the allocation of future Deferred Amounts during the Plan Year until a new Allocation/Transfer Election is submitted by the Participant. In the event that the Participant fails to make an Allocation/Transfer Election with respect to a Deferred Amount, it shall be automatically treated as allocated or transferred to the Short-Term Investment Option, unless the Administrator otherwise directs.
     5.3 Reallocation/Transfer Among Investment Options. A Participant may reallocate or transfer his Account balances among the Investment Options by submitting a new Allocation/Transfer Election in such form and at such time or times as may be specified by the Administrator. The Administrator may, in his sole and absolute discretion, restrict transfer, allocation or reallocation by Participants into or out of specified Investment Options or specify minimum or maximum amounts that may be allocated or transferred by Participants. See Appendices A and C for the restrictions applicable to the 2005 and 2006.
     5.4 Changes in Investment Options. The Administrator, in his sole and absolute discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to the investment experience credited prior to the effective date of the change. In the event that the Administrator removes or replaces an Investment Option, the Administrator may direct the transfer of balances previously allocated to that Investment Option to other Investment Options.
     5.5 DSIB Investment Option. Deferred Amounts treated as invested in the DSIB Investment Option shall earn the rate of return specified by the Administrator for that year and future years up to the January 1, immediately prior to the distribution of the first installment of the DSIB. The DSIB rate of return shall not be applicable if employment of a Participant terminates with less than five years of service, or before age 65 with respect to deferrals made within 12 month of termination of employment. In such circumstances, that portion of the Account shall receive, in lieu of the DSIB rate, the rate provided by the Stable Value Investment Option for calendar year 2005 and thereafter the rate provided by the Short-Term Investment Option. Effective as of February 1, 2005, DSIB was no longer an Investment Option under the Plan. See Appendix B for a full description of the DSIB Investment Option
     5.6 JPMorgan Chase Common Stock Investment Option . As of the date that any Deferred Amount is treated as invested in the JPMorgan Chase Common Stock Investment Option, the number of hypothetical shares to be allocated to a Participant’s Account shall be determined by using the New York Stock Exchange Closing Price for that day if such credit, transfer, or allocation is received prior to closing of the New York Stock Exchange for that day. If the Exchange is closed, the next business day’s closing price shall be used. Dividend equivalents on such hypothetical shares allocated to an Account shall be converted into additional shares on a similar basis.
     5.7 Account Valuation. As of a Valuation Date, a Participant’s Account shall be valued as the sum of the value of all Deemed Investments of the Account minus any withdrawals or distributions from such Account. Investment experience with respect to each Investment Option will be credited and debited to, or otherwise reflected in, the balance of such Account.
     5.8 No Ownership. A Participant’s election of Investment Options as measuring devices for determining the value of a Participant’s Account does not represent actual ownership of, or any ownership rights in or to, the investments to which the Investment Options refer, nor is the
Company or Bank, as applicable, in any way bound or directed to make actual investments corresponding to Deemed Investments. A Participant’s Allocation/Transfer Election shall be used solely for purposes of determining the value of such Participant’s Account.
     5.9 Life Insurance. In the event that, in its discretion, the Company or Bank, as applicable, purchases an insurance policy or policies insuring the life of a Participant to allow the Company or Bank to recover the cost of providing the benefits hereunder, neither the Participant, Participant’s Beneficiary, nor any other person shall have or acquire any rights whatsoever in such policy or policies or in the proceeds therefrom, and the Participant shall cooperate with the Company and Bank in the acquisition of such life insurance policy.
ARTICLE VI—SPECIAL TRANSITION RULES
     6.1 Special Election. With respect to the 2005 Deferred Amount, a Participant may elect during a special election period in 2005 to receive his/her 2005 Deferred Amount on or before December 31, 2005. Elections to receive a partial distribution of the 2005 Deferred Amount are not permitted. By way of further clarification, the election shall not apply to any vested deferral under the Program. It shall only apply to amounts subject to Section 409A of the Code.
     6.2 Account Valuation. For Participants electing to receive their 2005 Deferred Amount, Accounts are valued as of November 30, 2005.
     6. 3 Distribution Elections. If a Participant shall retain his/her 2005 Deferred Amount in the Plan, then such Participant, during the special enrollment period referred to in Section 6.1 , may make a Distribution Election as described Section 3.3, including any limitation set forth therein. Any Distribution Election made prior to the special enrollment with respect to the 2005 Deferred Amount shall be null and void.
ARTICLE VII—DISTRIBUTIONS
     7. 1 Distribution Events. In accordance with Section 409A of the Code and ther terms of this Plan, distribution of Deferred Amounts, including investment experience, may not occur earlier than the :
          (a) date of Separation from Service of a Participant;
          (b) death of the Participant;
          (c) specific year elected by the Participant pursuant to a Distribution Election; or
          (d) occurrence of an Unforeseeable Emergency.

     7.2 Form of Distribution. Except with respect to Deferred Amounts treated as if invested in the JPMorgan Chase Common Stock Investment Option, all distribution shall be in cash. Distributions attributable to the JPMorgan Chase Common Stock Investment Option shall be distributed in the form of JPMorgan Chase Common Stock and shall be based on the number of hypothetical shares allocated to the Account. References herein to a lump sum mean cash and such stock.
     7.3 Distribution Upon Separation From Service. Upon a Participant’s Separation from Service, the Participant shall receive the distribution of the Participant’s Account balance in accordance with the Participant’s Distribution Elections except as otherwise provided for in this Article VII and by Section 3.3(c). If a Participant failed to make a Distribution Election with respect to any Deferred Amount, including investment experience, it shall be distributed as a lump sum on an Initial Distribution Date except as otherwise provided for in this Article VII and by Section 3.3(c).
     7. 4 Distribution Upon Death. (a) Irrespective of any Distribution Election made, if a Participant dies, the Plan shall distribute the balance of the Participant’s Account to the Participant’s Beneficiary in a lump sum (other than for Private Equity and DSIB Investment Options) not later than 120 days following receipt of a death certificate.
          (b) In the event of the death of a Participant prior to the Participant’s receipt of installments from the DSIB Investment Option, then the Beneficiary shall receive survivor benefits to the Beneficiary as provided pursuant to such Options. Such survivor benefits shall first commence not later 120 days following receipt of a death certificate and subsequently on each annual Distribution Date following the initial distribution of the survivor benefits. In the event of death after distribution of the benefits under DSIB Investment Option have commenced, the Beneficiary shall receive any remaining installment payments in accordance with the schedule applicable to the Participant. See Appendix B.
          (c) Subject to Section 7.4 (a), any amounts allocated from the Private Equity Investment Option of a deceased Participant shall be distributed to the Beneficiary not later than 60 days after the date of the allocation.
     7.5 Distribution on a Specific Year. A Participant who has elected a specific year to receive a distribution of a Deferred Amount shall receive such distribution in January of the year elected; except as otherwise provided for in this Article VII and by Section 3.3(c).
     7.6 Unforeseeable Emergency Distribution. Upon the Participant’s request and the submission of evidence of demonstrating an Unforeseeable Emergency, the Administrator may, in his sole and absolute discretion, determine that a Participant has incurred an Unforeseeable Emergency. If such a determination is made, the Administrator may cancel a Deferral Election for the balance of the Plan Year and, taking into account the dollar value of such cancellation to the Participant, shall authorize a distribution limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). For these purposes, a distribution shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the
Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).
     7.7 Acceleration of Distributions.
          (a) Minimum Account/Voluntary Termination. Notwithstanding any Distribution Election or any Plan term to the contrary, a Participant shall receive his/her Account on the Initial Distribution Date if (i) the value of the Account is less than $15,000 (excluding Deemed Investments in Private Equity and DSIB Investment Options) or (ii) for Deferred Amounts credited under this Plan after calendar year 2005, the Participant’s Separation from Service was for reasons other than a Job Elimination, Retirement or Disability.
          (b) FICA Amount. The Plan, at the discretion of Administrator, may permit the acceleration of an amount equal to the (i) FICA Amount with respect to any Participant (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. However, the total payment under this Section shall not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.
          (c) Payments Upon Income Inclusion Under Section 409A. The Plan, at the discretion of Administrator, may permit the acceleration of the time or schedule of a payment to a Participant under the Plan at any time the Plan or any arrangement that is aggregated with the Plan under Treasury Regulations fails to meet the requirements of Section 409A of the Code with respect to such Participant. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and Treasury Regulations.
          (d) Prohibition On Acceleration of Distributions. Other than provided for in Articles III and VII, the Plan shall not permit the acceleration of the time or schedule of any payment under the Plan except as provided by the Code or Treasury Regulations.
     7.8 Delaying Payment.
          (a) 162(m) Delay. If, in the reasonable judgment of the Administrator, the Company’s deduction with respect to a distribution of Deferred Amounts or any other amount would be limited or eliminated by application of Section 162(m) of the Code, such distribution shall be delayed to the Initial Distribution Date (or such earlier distribution date required by Treasury Regulations), unless with respect to an amount subject to a mandatory deferral, the Participant has made a Distribution Election that extends the distribution date beyond the Initial Distribution Date.
          (b) Security laws violation. If, in the reasonable judgment of the Administrator distribution of a Deferred Amount would violate Federal securities laws or other applicable laws, then such distribution shall be delayed to the date at which the Administrator reasonably anticipates that the payment of the amount will not cause such violation. For this purpose, the distribution of a Deferred Amount that would cause an inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be deemed a violation of applicable laws.

ARTICLE VIII—LIABILITY AND FUNDING
     8.1 Unsecured Creditor. The right of any Participant or Beneficiary to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of (i) the Bank if the Participating Company employing the Participant at the time that his/her compensation is deferred was a bank or a bank subsidiary, or (ii) the Company, if the Participating Company employing the Participant at the time his/her compensation is deferred was not a bank or a bank subsidiary.
     8.2 No Funding. All benefits in respect of a Participant under this Plan shall be paid directly from either the general funds of the Company or Bank, as applicable. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment of any benefits hereunder. No Participant or Beneficiary shall have any right, title or interest whatsoever in or to any investments which the Company or Bank, as applicable, may make to aid the Company or Bank, as applicable, in meeting their obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or Bank and any Participant or Beneficiary.
ARTICLE IX—AMENDMENT AND TERMINATION
     9.1 Amendment and Plan Termination. The Administrator, Committee or the Board may at any time modify, amend or terminate the Plan. Any such modification, amendment or termination shall not cancel, reduce or otherwise adversely affect the amount of benefits of any Participant accrued. Any termination shall conform to Section 409A of the Code.
     9.2 Compliance with Law. It is intended that this Plan comply with all provisions of the Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply. If any provision of this Plan is inconsistent with Section 409A of the Code, then such provision shall be null and void from date included in the Plan, unless the application of such change is prospective in nature.
ARTICLE X—ADMINISTRATION
     10.1 Administrator. Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, who shall interpret, construe and implement the provisions of the Plan, and whose determinations shall be conclusive and binding. In carrying out his responsibilities hereunder, the Administrator may appoint such delegates as he/she deems appropriate. Such appointment need not be in writing.
     10.2 Decision Binding. Any decision made or action taken by the Board, the Committee, the Administrator or the Company, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan shall be within their absolute discretion, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board or the Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done in connection with this Plan.
ARTICLE XI—MISCELLANEOUS
     11.1 No Right to Assign. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or his Beneficiary) or be subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
     11.2 Successors. The provisions of Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successor as used herein shall include any corporate or other business entity which shall, by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.
     11.3 No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with the right of the Company or any Affiliate to terminate a Participant’s employment at any time, or (iii) confer upon any Participant or other person any claim or right to any distribution under the Plan except in accordance with its terms.
     11.4 Location Of Participants. Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary. The Company shall not be obligated to search for any person.
     11.5. Statements; Errors in Statements or Distributions. The Administrator will furnish to a Participant, in such manner as the Administrator shall determine, a statement reflecting the amounts credited to the Participant’s Account and any transactions therein from time to time.
     11.6 Receipt and Release. Distributions to any Participant or Beneficiary (or any legal representative thereof) in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for Deferred Amounts and relating to any Account to which the distributions relate against the Company or Bank, as applicable, and the Company or the Bank, as applicable, may require such Participant or Beneficiary (or any legal representative thereof), as a condition to such distributions, to execute a receipt and release to such effect.
     11.7 Plan Expenses. The value of a Participant’s Account may be adjusted to reflect a charge for a pro rata share of the fees and expenses (including, but not limited to, administrative expenses, audit fees, trustee fees, trust administration fees and banking expenses) of the Company in connection with the Plan.
     11.8 Headings and Subheadings. Headings and subheadings in the Plan are for reference only, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.
     11.9 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Administrator may elect in it sole and absolute discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
     11.10 Governing Law. This Plan and the Participant’s participation in the Plan shall be interpreted and applied in accordance with the laws of the State of New York, without regard to conflicts of law principles, except to the extent superseded by applicable federal law.

APPENDIX A—2005 PROGRAM RULES
Deferral Limits for 2005
 A Participant is permitted a minimum deferral of $5000 and a maximum deferral of 90% of the Bonus or $1 million. If an election were to result in a deferral of more than $1 million, the deferral will be reduced accordingly and apportioned pro rata in accordance with the percentage elections among the Investment Options.
A Participant is permitted a maximum deferral into each of the DSIB and Stable Value Investment Options of $500,000. If an investment election results in a deferral to either of these Investment Options of more than $500,000, any amounts in excess of such limits will be directed to the Short-Term Fixed Income Investment Option.
Limitations on transfers and reallocations.
 The following special provisions limit the reallocation or transfer of account balances in JPMorgan Chase Common Stock, Stable Value, Deferred Supplemental Income Benefit (DSIB), Private Equity, Multi-Strategy II and the International Equity Investment Options:
• A Participant can reallocate or transfer any Account balance (other than that attributable to Private Equity) from Investment Options into JPMorgan Chase Common Stock Investment Option, but may not reallocate or transfer any portion of the Account out of JPMorgan Chase Common Stock Investment Option.
• A Participant may not reallocate or transfer any of Account balances from other hypothetical Investment Options into the Stable Value, DSIB, and Private Equity Investment Options.
• No portion of the Participant’s Account balances in the DSIB and Private Equity Investment Options may be reallocated or transferred into another Investment Option.
• A Participant may not reallocate or transfer any Account balances from other hypothetical Investment Options into Multi-Strategy II Investment Option.
• If a Participant reallocates and/or transfers balances into the International Large Cap Index, International Large Cap Value, International Large Cap Core, or International Small Cap Investment Options, then no subsequent amount (including any prior balance) can be reallocated or transferred out of that particular Investment Option for 30 calendar days from the date of the initial reallocation/transfer.

APPENDIX B
You may elect to have your Deferred Compensation Program account balance treated as if invested in the Deferred Supplemental Income Benefit (DSIB) investment choice. With DSIB, your investments earn a rate of return based on your age when your deferred compensation is credited to DSIB and your age when you receive payment. (For more information, see Table 1 on page 22, which shows the rates in effect for amounts deferred, transferred, or reallocated into pending DSIB during 2004 and for deferrals of performance year 2004 cash bonuses, as applicable. Table 2 shows reduction factors for benefits commenced before age 65.)
JPMorgan Chase may seek to defray the costs of this investment choice by purchasing, owning, and being the beneficiary of life insurance policies on the lives of certain employees. You will not be required to complete an insurance application to defer through DSIB, nor will a medical examination be necessary. If you choose to invest through DSIB, you may be required to complete a consent form that allows JPMorgan Chase to purchase life insurance on you. You will have no interest in the proceeds of this insurance.
Once amounts (2004 performance year bonus deferrals and 2004 Pending DSIB) are credited to DSIB in January 2005, such amounts cannot be transferred out.
Minimum Deferral Amount: The minimum annual deferral amount into DSIB is $5,000. Any deferrals below the applicable minimum will be credited to the Short-Term Fixed Income investment choice and receive interest based on the Short-Term Fixed Income rate for the applicable period. You may then transfer this amount to most of the other investment choices offered under the program.
Deferral Limits: The annual limit on new deferrals into DSIB and pending DSIB (for commission-paid employees) is $500,000. JPMorgan Chase reserves the right to further restrict the deferred amounts invested in this investment choice, as it does with all investment choices, in its sole discretion. Participants will be advised if JPMorgan Chase exercises its discretion. Such restricted amounts will be credited to the Short-Term Fixed Income investment choice and receive interest based on the Short-Term Fixed Income rate for the applicable period.
Pending DSIB: Voluntary Compensation Deferral Plan deferrals allocated to DSIB during 2005, will remain in pending status, unless you subsequently transfer such amounts out of pending status during 2005. In pending status, the amounts will accrue interest at the rates offered by the Short-Term Fixed Income investment choice. In January 2006, these amounts will automatically be credited to DSIB and, at such time, will earn the rate then in effect for DSIB (such rates will be announced in fall 2005). Once these amounts are credited to DSIB in January 2006, such amounts cannot be transferred out.
Note for Commission-Paid Employees: If you transfer and/or reallocate balances out of pending DSIB, then no subsequent amount can be transferred or reallocated back into pending DSIB in a given year.

Transfer Restrictions: You may not reallocate or transfer any of your Deferred Compensation Program account balances from other hypothetical investment choices into DSIB. In addition, no portion of your account balance in DSIB may be reallocated or transferred into another investment choice.
DSIB Payments
You may not elect to receive payments from DSIB while employed. Instead, payments are scheduled to begin in the year following your retirement or termination of employment, subject to the firm’s acceptance and to any applicable legal requirements.
Payments from DSIB are made in 15 equal annual installments. You will have 60 days from your retirement or termination date (but not later than December 31 of the year of your retirement/termination) to request to defer payments to a later year, subject to the firm’s acceptance and to any applicable legal requirements. If you do not make a request, the first of 15 DSIB payments will begin as soon as administratively possible following your retirement or termination under the terms and conditions for distributions.
Under the following circumstances, your deferrals invested through DSIB will be recalculated as if they had been invested in the Short-Term Fixed Income investment choice:
•	If your employment terminates with fewer than five years of service (including service with predecessor organizations); or

•	If your employment terminates before age 65 and your deferral was invested in DSIB for less than 12 months prior to your termination.
Examples:
•	If you defer a portion of your 2004 performance year bonus into DSIB and your employment terminates before January 1, 2006 (12 months after January 1, 2005), your DSIB deferral will be recalculated at the Short-Term Fixed Income rate, unless you are age 65 or older at the time of termination.

•	If you defer a portion of your 2005 eligible compensation (for commission-paid employees) into Pending DSIB and your employment terminates before January 1, 2007 (12 months after January 1, 2006), your DSIB deferral will be recalculated at the Short-Term Fixed Income rate, unless you are age 65 or older at the time of termination.
In such cases, this amount will be distributed to you following your termination of employment under the same terms and conditions for distributions from the Short-Term Fixed Income investment choice. (See the accompanying Voluntary Bonus Deferral Plan Brochure or the Voluntary Compensation Deferral Plan Brochure for details on distributions.)

An Important Tax Note
Estate tax law is very complex and subject to change. You should consider consulting a qualified tax advisor before electing a survivor benefit payment method. The Lump-Sum Survivor Benefit payment choices are designed to address a potential cash flow problem that can arise due to U.S. estate taxes.
Survivor Benefits
In the event of your death before payments begin, DSIB provides annual survivor payments to your beneficiary(ies) for 15 years. These benefits begin as soon as administratively practical.
The annual survivor payment is approximately equivalent to the annual benefit that you would have received at age 60. DSIB Table 3 on page 24 shows the survivor benefits payable per $1,000 deferred.
In the event of your death after payments begin, the remaining annual payments will be paid to your beneficiary(ies) in the same amount as had been paid to you.
You may elect to have all or a portion of your benefit paid to your beneficiary(ies) as a lump sum if certain conditions are met. (Please see “Lump-Sum Survivor Benefits” below.)
For more information about choosing your beneficiary(ies), please see the accompanying Deferred Compensation Program Highlights.
Lump-Sum Survivor Benefits
As an alternative to the annuity form of payment described in “Survivor Benefits” above, you can select a lump-sum form of survivor benefit to be paid to your beneficiary in the event of your death.
Under U.S. federal estate tax law, if your beneficiary is your spouse, the value of the DSIB benefit would not be subject to estate tax. However, if your beneficiary is not your spouse, or your spouse is not a U.S. citizen, and your estate is large enough to be subject to federal estate taxes, then upon your death the present value of all of the future DSIB benefit payments would be subject to federal estate tax. Those taxes would be payable almost immediately, even though the DSIB benefit would be payable over a number of years.
Special conditions must be satisfied at the time of your death in order for a lump-sum payment election to apply, as described in the section “Conditions on Lump-Sum Survivor Benefits” below. There are two forms of lump-sum benefits available:
1.	A lump-sum survivor benefit — The lump-sum benefit is equivalent to the present value of the applicable survivor annuity as of the distribution date, i.e., the year in which the estate tax is due. In the event annuity payments have already commenced at the time of your death, the lump-sum benefit is the present value equivalent of the remaining annuity payments.

2.	50% of the above amount payable as a lump sum, and the remaining portion of the benefit payable in equal annual installments beginning in the year the lump-sum portion is paid.
Conditions on Lump-Sum Survivor Benefits
You may make an election for one of the lump-sum survivor benefit payment choices described in the “Lump-Sum Survivor Benefits” section above at any time. However, your election will be effective only if each of the following conditions is satisfied at the time of your death:
•	Your beneficiary must be someone other than your spouse, or must be a spouse who is not a U.S. citizen;

•	The annual installment benefit payable to your beneficiary must be greater than $50,000; and

•	At least one year must have elapsed between your election of a lump-sum survivor benefit and your death (unless your death is due to an accident, as defined under the JPMorgan Chase Accidental Death and Dismemberment (AD&D) Insurance Plan, subsequent to your election).
If at the time of your death any of these conditions is not satisfied, your survivor benefit will be paid to your beneficiary in equal annual installments. Please Note: Even if one or more of the conditions is not currently satisfied, you may make a contingent election in case circumstances change and all conditions are met at the time of your death.
How the Lump-Sum Payments Are Calculated
Under the terms of DSIB, the full lump-sum survivor benefit will be equal to the present value of the applicable annuity payments that would otherwise be paid to your beneficiary. The lump-sum portion of the 50% lump-sum/50% annuity payment choice will be equal to half the value of the full lump-sum benefit.
To determine the present value, a discount rate based on your unique weighted average rates of return for your cumulative DSIB deferrals will be used. The rate of return on DSIB deferrals can be found in the footnotes to your periodic Deferred Compensation account statements.
Please Note: While JPMorgan Chase will use your DSIB rate of return to determine the value of a lump-sum payment, the Internal Revenue Service (IRS) will apply its own discount rate in calculating the present value of these annuity payments for purposes of determining estate taxes due. The discount rate used by the IRS may be lower or higher than the rate of return used by the Deferred Compensation Program.
Electing a Lump-Sum Survivor Benefit
If you would like to elect a lump-sum survivor benefit, you must use the DSIB Survivor Benefit Election Form. You can print the election form from the Deferred Compensation Program home page on My Rewards @ Work:,
From Work: Company Home > Resources > Benefits & Programs.
From Home: www.MyRewardsAtWork.com via the Internet.
You may make a lump-sum election at any time, even if you have already begun receiving your payments. Your election can also be changed at any time. Remember, however, that for a lump-sum payment to apply, at least one year must elapse between the date of your election and the date of your death, as outlined in “Conditions on Lump-Sum Survivor Benefits.” Similarly, to revoke a lump-sum payment choice election, at least one year must elapse between the date of revocation and the date of your death. The date of your election (or revocation) is the date your election form is acknowledged by Executive Compensation and Benefits.
Please Note: If you do not submit the election form, in the event of your death, your benefit will automatically be paid to your beneficiary in equal annual payments.

Benefit Calculations
The following examples illustrate how to calculate potential DSIB benefits based on current rates of return.

Assumptions:
Age When Beginning DSIB Deferrals	45
Years Contributing	5
Annual Contribution Amount	$10,000

		Normal Age 65 DSIB Benefit			Survivor Income Benefit
Age at	Amount	Annual Payment	Total Annual	Total of	Annual Survivor	Total Annual	Total of 15
Deferral	Deferred	per $1,000 at Age 65	Payment on	15 Annual	Income per $1,000	Survivor Income on	Annual Survivor
		(from Table 1	$10,000 Deferral	Payments	(from Table 3	$10,000 Deferral	Payments
		on page 22)			on page 24)
45	$10,000	$448	$4,480	$67,200	$335	$3,350	$50,250
46	$10,000	$421	$4,210	$63,150	$315	$3,150	$47,250
47	$10,000	$396	$3,960	$59,400	$296	$2,960	$44,400
48	$10,000	$372	$3,720	$55,800	$278	$2,780	$41,700
49	$10,000	$349	$3,490	$52,350	$261	$2,610	$39,150
Total	$50,000	$1,986	$19,860	$297,900	$1,485	$14,850	$222,750
You Put In é			You Get Out é
Here are similar examples of potential DSIB benefits at two other ages — age 35 and age 55:

Normal Age 65 DSIB Benefit		Normal Age 65 DSIB Benefit		Survivor Income Benefit
Age at	Annual Deferrals	Annual Payout	Total Payout	Annual	Total
Initial Deferral	(5 years)	Age 65-79		Survivor Income	Survivor Income
35	$50,000	$35,270	$529,050	$26,350	$395,250
55	$50,000	$10,190	$152,850	$7,620	$114,300
You Put In é		You Get Out é
To calculate the impact of beginning payments before age 65, please refer to Table 2 on page 23.
DSIB Tables
The following tables provide additional information about DSIB.
•	Table 1 shows the payments — beginning at age 65 — for each $1,000 deferred, transferred, or reallocated into Pending DSIB during 2004 and for deferrals of performance year 2004 cash bonuses, as applicable.

•	Table 2 shows reduction factors for benefits that begin before age 65.

•	Table 3 shows survivor income benefits payable.

Deferred Supplemental Income Benefit
Table 1
Normal age 65 benefit per $1,000 deferred1

	You'll receive this amount
If you defer	annually for 15 years	Total of	Age 65 rate
at age[2]	starting at age 65[3]	15 payments	of return
25	$1,240	$18,600	6.50%
26	1,189	17,835	6.55%
27	1,139	17,085	6.60%
28	1,090	16,350	6.65%
29	1,042	15,630	6.70%
30	996	14,940	6.75%
31	950	14,250	6.80%
32	906	13,590	6.85%
33	863	12,945	6.90%
34	822	12,330	6.95%
35	781	11,715	7.00%
36	742	11,130	7.05%
37	704	10,560	7.10%
38	668	10,020	7.15%
39	632	9,480	7.20%
40	598	8,970	7.25%
41	566	8,490	7.30%
42	534	8,010	7.35%
43	504	7,560	7.40%
44	475	7,125	7.45%
45	448	6,720	7.50%
46	421	6,315	7.55%
47	396	5,940	7.60%
48	372	5,580	7.65%
49	349	5,235	7.70%
50	327	4,905	7.75%
51	306	4,590	7.80%
52	287	4,305	7.85%
53	268	4,020	7.90%
54	250	3,750	7.95%
55	234	3,510	8.00%
56	218	3,270	8.05%
57	203	3,045	8.10%
58	189	2,835	8.15%
59	175	2,625	8.20%
60	163	2,445	8.25%
61	151	2,265	8.30%
62	140	2,100	8.35%
63	130	1,950	8.40%
64	120	1,800	8.45%
65	111	1,665	8.50%

1	This table is in effect for amounts deferred, transferred, or reallocated into Pending DSIB during 2004 and for deferrals of performance year 2004 cash bonuses, as applicable.

2	Attained age as of December 31, 2004.

3	Benefits start in January of the year following your 65th birthday.

Deferred Supplemental Income Benefit
Table 2
Reduction factors for benefits commenced before age 651

Benefits commenced at age[2]	Percentage of age 65 benefits paid
64	94.34%
63	89.00%
62	83.96%
61	79.21%
60	74.73%
59	70.50%
58	66.51%
57	62.74%
56	59.19%
55	55.84%
54	52.68%
53	49.70%
52	46.88%
51	44.23%
50	41.73%
49	39.36%
48	37.14%
47	35.03%
46	33.05%
45	31.18%
44	29.42%
43	27.75%
42	26.18%
41	24.70%
40	23.30%
39	21.98%
38	20.74%
37	19.56%
36	18.46%
35	17.41%
34	16.43%
33	15.50%
32	14.62%
31	13.79%
30	13.01%
29	12.27%
28	11.58%
27	10.92%
26	10.31%
25	9.72%

1	This table is in effect for amounts deferred, transferred, or reallocated into Pending DSIB during 2004 and for deferrals of performance year 2004 cash bonuses, as applicable.

2	Attained age as of December 31 in the year before payments commence or, for survivor benefits, in the year of death.

Deferred Supplemental Income Benefit
Table 3
Survivor income benefits per $1,000 deferred1

	Pre-Retirement Survivor Benefit[2]
Age at deferral[3]	Annual 15 year payment	Total payment
25	$927	$13,905
26	889	13,335
27	851	12,765
28	815	12,225
29	779	11,685
30	744	11,160
31	710	10,650
32	677	10,155
33	645	9,675
34	614	9,210
35	584	8,760
36	554	8,310
37	526	7,890
38	499	7,485
39	472	7,080
40	447	6,705
41	423	6,345
42	399	5,985
43	377	5,655
44	355	5,325
45	335	5,025
46	315	4,725
47	296	4,440
48	278	4,170
49	261	3,915
50	244	3,660
51	229	3,435
52	214	3,210
53	200	3,000
54	187	2,805
55	175	2,625
56	163	2,445
57	152	2,280
58	141	2,115
59	131	1,965
60	122	1,830
61	120	1,800
62	118	1,770
63	116	1,740
64	113	1,695
65	111	1,665

1	This table is in effect for amounts deferred, transferred, or reallocated into Pending DSIB during 2004 and for deferrals of performance year 2004 cash bonuses, as applicable.

2	Survivor benefit equals the greater of the survivor benefit in this Table or the benefit in Table 2 if the death occurs after age 60.

3	Attained age as of December 31, 2004.

APPENDIX C—2006 PROGRAM RULES
Deferral Limits for 2006
 A Participant is permitted a minimum deferral of $5000 and a maximum deferral of 90% of the Bonus or $1 million. If an election were to result in a deferral of more than $1 million, the deferral will be reduced accordingly and apportioned pro rata in accordance with the percentage elections among the Investment Options.
Limitations on transfers and reallocations
 The following special provisions limit the reallocation or transfer of account balances in the JPMorgan Chase Common Stock, Multi-Strategy II, and International Investment Options:
• A Participant can reallocate or transfer any unrestricted Account balances from other hypothetical investment Option Investments into the JPMorgan Chase Common Stock, but may not reallocate or transfer any portion of the Account balance out of the JPMorgan Chase Common Stock Investment Option;
• A Participant may not reallocate or transfer any Account balances from other hypothetical Investment Options into Multi-Strategy II.
• If a Participant reallocates and/or transfers balances into the International Investment Option, then no subsequent amount (including any prior balance) can be reallocated or transferred out of that particular Investment Option for 30 calendar days from the date of the initial reallocation/transfer.